Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Christopher Lindop	Chief Financial Officer

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FOURTH QUARTER 2003 RESULTS

WALTHAM, MA…February 18, 2004…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women’s health and nutritional products and a developer of advanced medical devices, today announced its financial results for the quarter and year ending December 31, 2003.

For the three months ended December 31, 2003, Inverness Medical Innovations reported net income under generally accepted accounting principles (GAAP) of $2.7 million, compared to net income of $1.9 million in the fourth quarter of 2002.  Net income available to common stockholders was $2.2 million, or $0.11 per diluted share, in the fourth quarter of 2003 compared to net income available to common stockholders of $1.6 million, or $0.11 per diluted share, for the fourth quarter of 2002.  Excluding non-recurring and certain non-cash charges and income, the Company reported income of $2.6 million, or $0.13 per diluted share, in the fourth quarter of 2003 compared to income, excluding non-recurring and certain non-cash charges and income, of $2.4 million, or $0.16 per diluted share, for the fourth quarter of 2002.  Included in our 2003 fourth quarter results is a 6 cent per share tax benefit related to reductions in valuation allowances for certain deferred tax assets due to forecasted profitability and other positive developments in foreign jurisdictions.

In the fourth quarter of 2003, the Company had net revenues of $93.5 million compared to net revenues of $65.1 million in the fourth quarter of 2002.  The majority of the revenue increase was due to the revenues contributed by product lines acquired from Abbott Laboratories on September 30, 2003, Applied Biotech, Inc., which was acquired on August 27, 2003, the launch of the Company’s digital pregnancy test in June of 2003 and to a lesser extent currency translation.

For the year ended December 31, 2003, the Company reported net income under GAAP of $12.0 million, compared to a net loss of $31.1 million for the year ended December 31, 2002.  Net income available to common stockholders was $11.2 million, or $0.63 per diluted share, for the year ended December 31, 2003 compared to a net loss available to common stockholders of $43.1 million, or $4.33 per diluted share, for the year ended December 31, 2002.  Excluding non-recurring and certain non-cash charges and income, the Company reported income of $7.9 million, or $0.45 per diluted share, for the year ended December 31, 2003 compared to income, excluding non-recurring and certain non-cash charges and income, of $1.4 million, or $0.12 per diluted share, for the year ended December 31, 2002.

Net revenues for the year ended December 31, 2003 were $296.4 million compared to net revenues of $208.0 million for the year ended December 31, 2002.  The majority of the revenue increase was due to the revenues contributed by acquired businesses, the launch of the Company’s digital pregnancy test in June of 2003, increased license fees and to a lesser extent currency translation.

A detailed reconciliation of our income, excluding non-recurring and certain non-cash charges and income, which is a non-GAAP financial measure, to our net income under GAAP is included in the schedules to this press release.

The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, February 18, 2004, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-935-2408 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 4505980. That replay will be available until 12:00 midnight (Eastern Time) on February 21, 2004.  An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months.  Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer, manufacturer and marketer of diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. Inverness is headquartered in Waltham, Massachusetts.

Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in $000s, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002		2003		2002
Net revenues	$93,500	$65,140		$296,417		$208,047
Cost of sales	54,903	35,914		168,120		115,600
Gross profit	38,597	29,226		128,297		92,447

Operating expenses:
Research and development	7,225	3,932		24,280		14,471
Selling, general and administrative	26,195	19,168		87,157		67,611
Charge related to asset impairment	—	—		—		12,682
Stock-based compensation	381	456		447		10,625
Total operating expenses	33,801	23,556		111,884		105,389
Operating income (loss)	4,796	5,670		16,413		(12,942)
Interest and other income (expense), net	(2,934)	(2,945)		(3,270)		(3,362)
Income tax benefit (provision)	850	(856)		(1,169)		(2,683)
Income (loss) before accounting change	2,712	1,869		11,974		(18,987)
Cumulative effect of a change in accounting principle	—	—		—		(12,148)
Net income (loss)	$2,712	$1,869		$11,974		$(31,135)
Non-cash amortization of discounts and dividends on preferred stock	(500)	(280)		(958)		(11,948)
Net income (loss) available to common stockholders - basic	$2,212	$1,589		$11,016		$(43,083)
Net income (loss) available to common stockholders - diluted	$2,212	$1,634	(a)	$11,196	(a)	$(43,083)

Net income (loss) per common share:
Basic	$0.12	$0.12		$0.70		$(4.33)
Diluted	$0.11	$0.11	(a)	$0.63	(a)	$(4.33	)(b)

Weighted average shares - basic	18,652	13,571		15,711		9,940
Weighted average shares - diluted	20,594	15,552	(a)	17,834	(a)	9,940	(b)

(a) For the three months ended December 31, 2002 and the year ended December 31, 2003, 344,000 shares issuable for convertible debt were dilutive.  However, if the convertible debt was converted into common shares, then the related interest expense would not have been deducted from income available to stockholders.  Consequently, for the three months ended December 31, 2002 and the year ended December 31, 2003, $45,000 and $180,000, respectively, in interest on the convertible debt was added back to net income available to stockholders in the calculation of diluted income per share under the if-converted assumption.

(b) For the year ended December 31, 2002, diluted shares are not used in the calculation of diluted loss per share because inclusion thereof would be antidilutive.

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,622	$30,668
Accounts receivable, net	55,418	37,283
Inventories	47,043	37,154
Prepaid expenses and other current assets	11,778	8,593
Total current assets	138,861	113,698

PROPERTY, PLANT AND EQUIPMENT, NET	56,999	46,029
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	336,596	188,813
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	11,533	9,206
Total assets	$543,989	$357,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$14,512	$17,842
Other current liabilities	79,011	67,877
Total current liabilities	93,523	85,719

LONG-TERM LIABILITIES:
Notes payable, net of current portion	161,669	86,771
Other long-term liabilities	12,894	13,300
Total long-term liabilities	174,563	100,071

REDEEMABLE CONVERTIBLE PREFERRED STOCK	6,185	9,051
TOTAL STOCKHOLDERS’ EQUITY	269,718	162,905
Total liabilities and stockholders’ equity	$543,989	$357,746

Inverness Medical Innovations, Inc. and Subsidiaries
Reconciliation of net income (loss) to income (loss) excluding non-recurring and certain non-cash charges and income (a)
(in $000s, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net income (loss) under generally accepted accounting principles	$2,712	$1,869	$11,974	$(31,135)

Non-recurring and certain non-cash charges and income, net of tax effect (b):

Non-recurring income from settlement with Unilever			(3,803)
Non-cash stock-based compensation charge	350	456	416	10,625
Non-cash interest expense related to the amortization of original issue discounts and beneficial conversion features	50	68	200	3,673
Non-cash (income) loss to mark to market an interest rate swap agreement	(474)	(46)	(528)	1,223
Unrealized foreign exchange (gain) loss	(33)	(594)	(391)	74
Non-recurring foreign exchange gain upon partial settlement of inter-company loan		(2,593)		(2,593)
Non-cash gain related to the repurchase of a beneficial conversion feature upon early extinguishment of debt				(9,600)
Non-cash impairment charges related to the goodwill and certain intangible assets of our nutritional business				24,830
Employer taxes related to the exercises of nonqualified options to purchase restricted stock by two key executive officers				624
Non-recurring charge for litigation settlement				217
Write-off of financing costs incurred in connection with early extinguishment of debt		3,210		3,502
Total non-recurring and certain non-cash charges and income, net of tax effect	(107)	501	(4,106)	32,575

Income excluding non-recurring and certain non-cash charges and income	$2,605	$2,370	$7,868	$1,440

Weighted average common shares - diluted	20,594	15,552	17,490 (d)	11,979	(e)

Diluted net income per common share, excluding non-recurring and certain non-cash charges and income (c)	$0.13	$0.16	$0.45 (d)	$0.12	(e)

(a)     Management believes that income (loss) excluding non-recurring and certain non-cash charges and income is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to the standard financial measurements under generally accepted accounting principles (“GAAP”).  Management internally evaluates the performance of its business based on income excluding non-recurring and non-cash charges.  It should be noted that this is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b)     Depreciation and amortization, which are non-cash charges, have not been included in these adjustments.

(c)     In addition to the non-recurring or non-cash charges listed above, the diluted net income per common share, as shown, excludes amortization of discounts, redemption interest and non-cash dividends on preferred stock which is included in diluted net income (loss) per common share calculated in accordance with GAAP.  The charges for non-cash discounts, redemption interest and dividends on preferred stock that are excluded total $500,000, or $0.02 per dilutive common share, for the three months ended December 31, 2003, $280,000, or $0.02 per dilutive common share, for the three months ended December 31, 2002, $958,000, or $0.05 per dilutive common share, for the year ended December 31, 2003 and $11,948,000, or $1.00 per dilutive common share, for the year ended December 31, 2002.

(d)     The diluted weighted average common shares of 17,490,000 and the calculation of net income per common share, excluding non-recurring and certain non-cash charges and income, for the year ended December 31, 2003, exclude 344,000 shares issuable for convertible debt because the inclusion thereof, together with the add-back of related interest under the if-converted assumption, would have been antidilutive.

(e)     The dilutive weighted average common shares of 11,979,000 includes 2,039,000 of dilutive shares.  The 2,039,000 shares were excluded from the dilutive weighted average common shares under GAAP because the inclusion thereof for the calculation of net loss per share under GAAP would be antidilutive.